Exhibit 99.1

AVITA Medical Announces CEO Transition

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Board Chairman Cary Vance appointed Interim CEO
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Board member Jan Stern Reed appointed Lead Independent Director
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Third quarter 2025 preliminary revenue expected to be approximately $17 million

VALENCIA, Calif., October 16, 2025, AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH) (“AVITA Medical”, or the “Company”), a leading therapeutic acute wound care company, today announced that the Board of Directors has named Chairman of the Board Cary Vance as Interim Chief Executive Officer, effective immediately. In conjunction with this appointment, Jim Corbett is leaving his positions as CEO and member of the Board. Mr. Vance will continue to serve as Chairman of the Board, while Board member Jan Stern Reed has been appointed Lead Independent Director.

The Board intends to engage an executive search firm to assist with selecting a permanent CEO. This process will include a mix of internal and external candidates, including Mr. Vance.

Mr. Vance has served on AVITA Medical’s Board since 2023. He is an accomplished healthcare industry executive with more than 30 years of experience driving value creation and bringing breakthrough medical technologies to market. Previously, he served as the President and CEO of several innovative companies, including PhotoniCare, Inc., Titan Medical Inc., Optiscan Biomedical, Hansen Medical, and XCath. Earlier in his career, he also held various global leadership roles at Teleflex, Covidien and GE HealthCare.

“We are pleased that Cary is taking on this role at an important time for the Company. He not only brings a proven track record of leading operational improvement initiatives and commercialization processes, but he also has a deep understanding of AVITA Medical’s strategy and operations from his time on the Board,” said Ms. Reed. “On behalf of the Board, I would like to thank Jim for his many contributions to the Company.”

“It is a privilege to lead AVITA Medical as we continue advancing innovative solutions across our integrated, multi-product wound care platform,” said Mr. Vance. “With our strong foundation built on delivering transformative solutions to patients, we remain laser-focused on executing across our business to unlock our portfolio’s full potential and return to growth so we can deliver long-term value for our shareholders. I am excited to work closely with the executive leadership team and our dedicated employees to continue optimizing wound healing and accelerating the time to patient recovery.”

Preliminary Third Quarter Results

The Company expects preliminary revenue for the third quarter ended September 30, 2025, to be approximately $17 million. In connection with the Company’s credit agreement with OrbiMed, the Company has secured a waiver for the third quarter 2025 trailing 12-month net revenue covenant, and is in discussions with OrbiMed to redefine future covenants. While the outcome of those discussions is yet to be determined, the parties remain focused on maintaining a constructive agreement.

The Company is assessing annual guidance and will provide an update on the Company’s third quarter earnings call scheduled for November 6, 2025.

About AVITA Medical, Inc.

AVITA Medical® is a leading therapeutic acute wound care company delivering transformative solutions. Our technologies are designed to optimize wound healing, effectively accelerating the time to patient recovery. At the forefront of our platform is the RECELL® System, approved by the U.S. Food and Drug Administration for the treatment of thermal burn and trauma wounds. RECELL harnesses the healing properties of a patient’s own skin to create Spray-On Skin™ Cells, offering an innovative solution for improved clinical outcomes at the point-of-care. In the U.S., AVITA Medical also holds the rights to manufacture, and the exclusive rights to market, sell, and distribute PermeaDerm®, a biosynthetic wound matrix, and the exclusive rights to market, sell, and distribute Cohealyx™, an AVITA Medical-branded collagen-based dermal matrix.

In international markets, the RECELL System is approved to promote skin healing in a wide range of applications including thermal burn and trauma wounds, with regulatory clearances in Europe, and excluding RECELL GO, in Australia and Japan.

To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements generally may be identified by the use of words such as “can,” could,” “expects,” “will,” and similar words or expressions, and the use of future dates. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation: failure to obtain and/or maintain regulatory approvals and comply with applicable regulations; market reaction to growth or product initiatives; market penetration of our products; changes in the legal or regulatory environments; and other business effects, including the effects of industry, as well as other economic or political conditions outside of the Company’s control. Any forward-looking statements made herein are made as of the date of this release, and the Company undertakes no obligation to publicly update or revise any of these statements, except as required by law. For additional information and other important factors that may cause actual results to differ materially from forward-looking statements, please see the “Risk Factors” section of the Company’s latest Annual Report on Form 10-K and other publicly available filings for a discussion of these and other risks and uncertainties.

Investor Contact

Ben Atkins

Phone +1-805 341 1571

investor@avitamedical.com

media@avitamedical.com

Media Contact

Devin Broda

ICR

(646) 677-1822

Devin.Broda@icrinc.com

Authorized for release by the Board of Directors of AVITA Medical, Inc.